Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
October 29, 2010	CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP
REPORTS RESULTS FOR QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2010

Munster, Indiana - NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported net income of $1.0 million for the quarter ended September 30, 2010, a 174.6% increase over the net loss of $1.4 million reported for the third quarter of 2009.

Earnings for the nine-month period ended September 30, 2010 were $4.0 million compared to net income of $1.4 million for the same period in 2009.  The Bancorp’s nine-month results were a 196.8% increase over the results for the first nine months of 2009.

“Our operating results improved due to strong core income and operating efficiency,” said David A. Bochnowski, Chairman and Chief Executive Officer.  “We are pleased that our results for the current year outpace national averages as Peoples Bank continues to weather the storm of the current economy.”

Earnings per basic and diluted share for the third quarter of 2010 were $0.37 compared to a $0.50 loss per basic and diluted share for the third quarter of 2009.  For the quarter ended September 30, 2010, return on average assets (ROA) was 0.62% and return on average equity (ROE) was 7.09%.  For the first nine months of 2010 earnings per basic and diluted share were $1.43, compared to $0.48 earnings per basic and diluted share for the first nine months of 2009.  For the nine months ended September 30, 2010, ROA was 0.80% and ROE was 9.50%.

“Our results were favorably impacted by the continued strong performance of our Wealth Management Group, gains taken on the sale of home mortgages consistent with our interest rate risk strategy, and gains taken on the sale of investments available for sale,” noted Bochnowski.

“The Bank continues to monitor the performance of our loan portfolio as we take appropriate action to build our provision for estimated losses in light of national economic conditions.  During the third quarter we increased our reserves to reflect elevated risk in our loan participation portfolio” Bochnowski said.

“Management is focused on maintaining a strong capital position during these challenging times.   Peoples Bank continues to exceed all regulatory capital requirements and is considered well capitalized under all regulatory standards, “Bochnowski reported.

“Peoples Bank just opened our newest banking center in St. John, and we are happy to report that this location has garnered robust activity during the first few days of operation.  We will continue to look for opportunities to serve our customers and communities with the products, locations, and up-to-date electronic banking services to meet their needs,” said Bochnowski.

Net Interest Income
Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $6.3 million for the quarter ended September 30, 2010, compared to $5.7 million for the quarter ended September 30, 2009, an increase of $515 thousand or 9.0%.  For the nine months ended September 30, 2010, net interest income totaled $18.9 million, compared to $17.3 million for the nine months ended September 30, 2009, an increase of $1.7 million or 9.8%.  The Bancorp’s net interest margin on a tax adjusted basis was 4.27% for the quarter ended September 30, 2010, compared to 3.91% for the quarter ended September 30, 2009.  For the nine months ended September 30, 2010, the tax adjusted net interest margin was 4.24%, compared to 3.68% for the nine months ended September 30, 2009.  The Bancorp’s net interest income was positively impacted by core deposit growth and a continued decrease in the cost of funds as a result of the Federal Reserve’s action in maintaining a low interest rate environment.

Noninterest Income
Noninterest income from banking activities for the quarter ended September 30, 2010 totaled $1.28 million, compared to $1.26 million for the quarter ended September 30, 2009, an increase of $12 thousand or 1.0%.  The change during the current quarter was positively impacted by an increase in gains from the sale of securities and loans, and an increase in income from Wealth Management operations.  For the nine months ended September 30, 2010, noninterest income totaled $4.2 million, compared to $4.4 million for the nine months ended September 30, 2009, a decrease of $140 thousand or 3.2%.  The decrease in noninterest income for the nine months ended September 30, 2010 resulted from a reduction in gains from the sale of loans, as mortgage loan refinance activity declined during 2010 compared to 2009.

Noninterest Expense
Noninterest expense related to operating activities totaled $4.78 million for the quarter ended September 30, 2010, compared to $4.77 million for the quarter ended September 30, 2009, an increase of $6 thousand or 0.1%.  For the nine months ended September 30, 2010, noninterest expense totaled $14.34 million, compared to $14.28 million for the nine months ended September 30, 2009, an increase of $63 thousand or 0.4%.  Noninterest expense for the nine-month period ended September 30, 2010 was impacted by increased compensation and occupancy costs related to the opening of the Valparaiso Banking Center in 2009.  Also, for the nine-month period, Federal deposit insurance premiums decreased as a result of an industry wide FDIC special assessment at September 30, 2009 that was not repeated in 2010.

Funding
At September 30, 2010, core deposits totaled $334.6 million, an increase of $20.9 million compared to December 31, 2009.  Core deposits include checking, savings, and money market accounts and represented 62.2% of the Bancorp’s total deposits at September 30, 2010.  As a result of strong core deposit growth, management decreased certificate of deposit balances by $23.6 million, which had a positive impact of lowering the Bank’s cost of funds.  At September 30, 2010, borrowings and repurchase agreements totaled $49.7 million, a decrease of $13.3 million from December 31, 2009, as excess liquidity was used to repay borrowings.

Lending
 The Bancorp’s lending portfolio totaled $428.8 million at September 30, 2010, a decrease of $29.4 million, compared to December 31, 2009.  During the current nine months, commercial business and commercial real estate loans increased by $5.7 million.  Mortgage loans decreased by $22.6 million as a result of the sales of fixed rate loans into the secondary market.  In addition, construction and land development, as well as government and consumer loans, decreased by $12.5 million.

Asset Quality
Non-performing loans totaled $23.5 million at September 30, 2010, compared to $18.6 million at December 31, 2009, an increase of $4.9 million or 26.4%.  The increase is primarily related to one $4.4 million commercial real estate participation loan that was placed on nonaccrual status during the third quarter.  The current level of non-performing loans is concentrated with five commercial real estate participation loans in the aggregate of $13.9 million, which includes the loan referred to in the preceding sentence.  The Bancorp’s ratio of non-performing loans to total assets was 3.61% at September 30, 2010, compared to 2.80% at December 31, 2009.

For the three months ended September 30, 2010, loan loss provisions totaled $1.6 million, while $4.7 million in provisions were recorded for the three months ended September 30, 2009.  For the nine months ended September 30, 2010, loan loss provisions totaled $4.1 million, while $6.5 million in provisions were recorded for the nine months ended September 30, 2009.  The current year loan loss provisions were related to continued elevated credit risk in the commercial real estate, commercial business and mortgage loan portfolios.  Loan charge-offs, net of recoveries, totaled $2.0 million for the nine months ended September 30, 2010, compared to $7.1 million for the nine months ended September 30, 2009.  At September 30, 2010, the allowance for loan losses totaled $8.2 million and is considered adequate by management.  The allowance for loan losses as a percentage of totals loans was 1.91% at September 30, 2010, compared to 1.33% at December 31, 2009.  To the extent that actual cash flows, collateral values, and strength of personal guarantees differ from current estimates used to establish the allowance for loan losses, additional provisions to the allowance for loan losses may be required.

Capital Adequacy
At September 30, 2010, shareholders’ equity stood at $57.5 million or 8.8% of total assets.  The Bancorp’s regulatory capital ratios at September 30, 2010 were 12.5% for total capital to risk-weighted assets, 11.2% for tier 1 capital to risk-weighted assets and 8.2% for tier 1 capital to adjusted average assets.  Under all regulatory capital requirements, the Bancorp is considered well capitalized.  The book value of the Bancorp’s stock stood at $20.34 at the end of the third quarter.

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN.   The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana.  The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release.  A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release.  These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions resulting from the current turmoil in the financial services industry, including depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.  Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009
Return on equity	7.09%	-10.20%	9.50%	3.32%
Return on assets	0.62%	-0.84%	0.80%	0.27%
Basic earnings per share	$0.37	$-0.50	$1.43	$0.48
Diluted earnings per share	$0.37	$-0.50	$1.43	$0.48
Yield on loans	5.38%	5.38%	5.40%	5.53%
Yield on security investments	3.30%	3.98%	3.51%	4.13%
Total yield on earning assets	4.78%	5.03%	4.88%	5.19%
Cost of deposits	0.64%	1.22%	0.75%	1.41%
Cost of borrowings	1.94%	2.59%	2.13%	2.62%
Total cost of funds	0.75%	1.37%	0.87%	1.55%
Net interest margin - tax equivalent	4.27%	3.91%	4.24%	3.90%
Noninterest income / average assets	0.76%	0.76%	0.84%	0.87%
Noninterest expense / average assets	2.87%	2.87%	2.83%	2.84%
Net noninterest margin / average assets	-2.11%	-2.11%	-1.99%	-1.97%
Efficiency ratio	63.52%	68.19%	61.89%	66.00%
Effective tax rate	8.30%	8.99%	14.20%	-57.54%
Dividend declared per common share	$0.15	$0.32	$0.57	$1.00

	September 30,
	2010	December 31,
	(Unaudited)	2009
Net worth / total assets	8.81%	8.03%
Book value per share	$20.34	$18.83
Non-performing loans to total assets	3.61%	2.80%
Non-performing loans to total loans	5.49%	4.05%
Allowance for loan loss to non-performing loans	34.82%	32.93%
Allowance for loan loss to loans outstanding	1.91%	1.33%
Foreclosed real estate to total assets	0.78%	0.57%

Consolidated Statements of Income	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009
Interest income:
Loans	$5,933	$6,276	$18,368	$19,686
Securities & short-term investments	1,462	1,541	4,570	4,646
Total interest income	7,395	7,817	22,938	24,332
Interest expense:
Deposits	880	1,636	3,135	5,687
Borrowings	256	437	859	1,384
Total interest expense	1,136	2,073	3,994	7,071
Net interest income	6,259	5,744	18,944	17,261
Provision for loan losses	1,615	4,675	4,120	6,490
Net interest income after provision for loan losses	4,644	1,069	14,824	10,771
Noninterest income:
Fees & service charges	652	694	1,896	2,004
Gain on sale of securities, net	111	93	853	437
Wealth management operations	353	270	887	672
Gain on sale of loans, net	335	167	607	1,032
Cash value increase from bank owned life insurance	102	98	306	306
Loss on foreclosed real estate	(266)	(26)	(201)	(58)
Other-than-temporary impairment of securities	(15)	(44)	(128)	(44)
Other income	3	11	12	23
Total noninterest income	1,275	1,263	4,232	4,372
Noninterest expense:
Compensation & benefits	2,426	2,451	7,293	7,061
Occupancy & equipment	794	782	2,386	2,315
Federal deposit insurance premiums	231	246	727	986
Data processing	236	222	700	652
Marketing	90	153	329	368
Other	1,007	924	2,906	2,896
Total noninterest expense	4,784	4,778	14,341	14,278
Income before income taxes	1,135	(2,446)	4,715	865
Income tax expenses/(benefit)	94	(1,051)	669	(498)
Net income/(loss)	$1,041	$(1,395)	$4,046	$1,363

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	September 30,
	2010	December 31,	Change	Mix
	(Unaudited)	2009	%	%
Total assets	$652,115	$661,806	-1.5%
Cash & cash equivalents	16,051	13,222	21.4%
Securities - available for sale	141,736	124,776	13.6%
Securities - held to maturity	18,476	19,557	-5.5%

Loans receivable:
Construction and land development	48,157	53,288	-9.6%	10.6%
1-4 first liens	133,288	155,937	-14.5%	40.9%
Multifamily	7,971	9,165	-13.0%	2.7%
Commercial real estate	135,676	132,278	2.6%	26.0%
Commercial business	65,378	63,099	3.6%	10.4%
1-4 Junior Liens	2,789	3,227	-13.6%	1.1%
HELOC	20,121	22,264	-9.6%	4.2%
Lot loans	3,339	3,010	10.9%	0.7%
Consumer	870	1,504	-42.2%	0.4%
Government and other	11,223	14,473	-22.5%	3.0%
Total loans	428,812	458,245	-6.4%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	53,515	42,390	26.2%	9.3%
Interest bearing checking	103,539	102,287	1.2%	16.2%
Savings	62,800	56,920	10.3%	10.3%
MMDA	114,774	112,071	2.4%	23.0%
Total core deposits	334,628	313,668	6.7%	58.8%
Certificates of deposit	203,273	226,859	-10.4%	41.2%
Total deposits	537,901	540,527	-0.5%	100.0%

Borrowings	49,729	63,022	-21.1%
Stockholder's equity	57,454	53,078	8.2%

Asset Quality	September 30,
(Dollars in thousands)	2010	December 31,	Change
	(Unaudited)	2009	%
Nonaccruing loans	$23,238	$17,074	36.1%
Accruing loans delinquent more than 90 days	296	1,491	-80.1%
Securities in non-accrual	671	704	-4.7%
Foreclosed real estate	5,068	3,747	35.3%
Total nonperforming assets	29,273	23,016	27.2%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	1,041	1,179	-11.7%
ALL general allowances for loan portfolio	7,154	4,935	45.0%
Total ALL	8,195	6,114	34.0%

Capital Adequacy	Actual	Required to be
	Ratio	well capitalized

Total capital to risk-weighted assets	12.5%	10.0%
Tier 1 capital to risk-weighted assets	11.2%	6.0%
Tier 1 capital to adjusted average assets	8.2%	5.0%